MasterBrand Reports Third Quarter 2024 Financial Results

•Net sales increased 6.0% year-over-year to $718.1 million
•Net income was $29.1 million compared to $59.7 million in the prior year, with net income margin of 4.1% and 8.8%, respectively
•Adjusted EBITDA margin1 decreased 160 basis points year-over-year to 14.6%
•Diluted earnings per share was $0.22 compared to $0.46 in the prior year quarter; adjusted diluted earnings per share1 was $0.40 compared to $0.49 in the prior year quarter
•Operating cash flow for the thirty-nine weeks ended September 29, 2024 was $176.9 million with free cash flow1 of $142.3 million
•Reiterates 2024 financial outlook

BEACHWOOD, Ohio.--(BUSINESS WIRE)--November 5, 2024-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced third quarter 2024 financial results.

“We are pleased to announce that our third quarter financial performance was in-line with our expectations, as we continued to navigate choppiness in our end markets,” said Dave Banyard, President and Chief Executive Officer. “Our associates performed at an exceptionally high level in the quarter, delivering on our core business objectives and making steady progress on the integration of our Supreme acquisition. We are encouraged to see our highly complementary products, dealer channel and operations coming together as planned.”

“As we look to close out 2024, we remain focused on positioning the Company for growth in any end market environment and delivering superior financial returns for our shareholders,” Banyard continued.

Third Quarter 2024
Net sales were $718.1 million, an increase of 6% compared to the third quarter of 2023, driven by the 9% of growth from our Supreme acquisition. This increase was partially offset by lower average selling price (ASP) of 3%, with volume and foreign exchange having no impact on year-over-year performance. Gross profit was $238.0 million, compared to $237.5 million in the prior year. Gross profit margin decreased 200 basis points to 33.1%, on lower ASP, personnel and freight inflation, and a one-time benefit in the prior year period attributable to medical insurance rebates and insurance proceeds related to tornado damage sustained at our Jackson, Georgia facility. This was partially offset by additional cost savings from strategic initiatives and continuous improvement efforts and favorable variable compensation.

Net income was $29.1 million, compared to $59.7 million in the third quarter of 2023, a decrease of 51.3%, primarily due to acquisition-related costs, lower gross profit margin as discussed above, restructuring charges and higher interest expense, partially offset by favorable variable compensation and positive net income contribution from Supreme. Net income margin was 4.1% compared to 8.8% in the prior year.

Adjusted EBITDA1 was $104.5 million, compared to $109.8 million in the third quarter of 2023. Adjusted EBITDA margin1 decreased 160 basis points to 14.6%, driven by a decrease in gross profit margin.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Diluted earnings per share were $0.22 compared to $0.46 in the third quarter of 2023. Adjusted diluted earnings per share1 were $0.40 compared to $0.49 in the third quarter of 2023.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
As of September 29, 2024, the Company had $108.4 million in cash and $350.4 million of availability under its revolving credit facility. Total debt was $1,062.3 million and our ratio of total debt to net income from the most recent trailing twelve months was 7.2x as of September 29, 2024. For the same period, net debt1 was $953.9 million and our ratio of net debt to adjusted EBITDA1 was 2.5x.

Operating cash flow was $176.9 million for the thirty-nine weeks ended September 29, 2024, compared to $336.5 million in the thirty-nine weeks ended September 24, 2023. This decline was due to a benefit in the prior year from a strategic inventory build release. Free cash flow1 was $142.3 million for the thirty-nine weeks ended September 29, 2024, compared to $315.1 million for the thirty-nine weeks ended September 24, 2023.

During the thirty-nine weeks ended September 29, 2024, the Company repurchased approximately 371 thousand shares of common stock for approximately $6.5 million. No shares were repurchased in the quarter ended September 29, 2024.

2024 Financial Outlook
For full year 2024, the Company reiterates prior expectations:

•Net sales year-over-year increase of low single-digit percentage
◦Organic decline of low single-digit percentage
◦Acquisition-related increase of mid single-digit percentage
•Adjusted EBITDA1,2 in the range of $385 million to $405 million, with related adjusted EBITDA margin1,2 of roughly 14.0% to 14.5%
•Adjusted Diluted EPS1,2 in the range of $1.50 to $1.62

The Company expects organic net sales performance to be in line with the underlying market demand, as new products, channel specific offerings, and previously implemented price actions gain traction.

“Our third quarter financial performance was driven by our continued operational excellence and our acquisition of Supreme, as we delivered year-over-year net sales growth in a softer end market environment,” said Andi Simon, Executive Vice President and Chief Financial Officer. “In-line with our prior expectations, we believe demand trends across our R&R and new construction end markets will remain mixed for the balance of the year. With these factors in mind, our 2024 outlook is unchanged; we anticipate year-over-year growth in net sales and profitability.”

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal 2024 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, November 5, 2024, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through November 19, 2024. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13749429. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is calculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the financial statement section of this earnings release. We have not provided a reconciliation of our fiscal 2024 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including gains and losses associated with our defined benefit plans and restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 6,000 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 31, 2023, Part II, Item 1A of our Form 10-Q for the quarterly period ended June 30, 2024, and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

◦Our ability to develop and expand our business;
◦Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
◦Our anticipated financial resources and capital spending;
◦Our ability to manage costs;
◦Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
◦The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
◦Our ability to accurately price our products;
◦Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
◦The effects of competition and consolidation of competitors in our industry;
◦Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
◦The effect of climate change and unpredictable seasonal and weather factors;
◦Conditions in the housing market in the United States and Canada;
◦The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
◦Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
◦Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;
◦The effects of a public health crisis or other unexpected event;
◦The inability to recognize, or delays in obtaining, anticipated benefits of the acquisition of Supreme Cabinetry Brands, Inc. (the “Acquisition”), including synergies, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;
◦The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
◦Business disruption following the Acquisition;
◦Diversion of management time on Acquisition-related issues;
◦The reaction of customers and other persons to the Acquisition; and
◦Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
NET SALES	$718.1	$677.3	$2,032.7	$2,049.1
Cost of products sold	480.1	439.8	1,359.0	1,370.8
GROSS PROFIT	238.0	237.5	673.7	678.3
Gross Profit Margin	33.1%	35.1%	33.1%	33.1%
Selling, general and administrative expenses	166.3	140.3	450.8	417.3
Amortization of intangible assets	6.3	3.6	13.7	11.6
Restructuring charges	7.8	1.4	11.0	4.1
OPERATING INCOME	57.6	92.2	198.2	245.3
Interest expense	20.0	15.3	54.7	49.9
Other income, net	(1.8)	(1.0)	(5.0)	(0.1)
INCOME BEFORE TAXES	39.4	77.9	148.5	195.5
Income tax expense	10.3	18.2	36.6	49.6
NET INCOME	$29.1	$59.7	$111.9	$145.9
Average Number of Shares of Common Stock Outstanding
Basic	127.1	127.6	127.0	128.1
Diluted	130.8	130.3	130.8	129.9
Earnings Per Common Share
Basic	$0.23	$0.47	$0.88	$1.14
Diluted	$0.22	$0.46	$0.86	$1.12

SUPPLEMENTAL INFORMATION - Quarter-to-date
(Unaudited)

	13 Weeks Ended
	September 29,	September 24,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2024	2023
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$29.1	$59.7
Interest expense	20.0	15.3
Income tax expense	10.3	18.2
Depreciation expense	13.8	11.9
Amortization expense	6.3	3.6
EBITDA (Non-GAAP Measure)	$79.5	$108.7
[1] Separation costs	—	0.1
[2] Restructuring charges	7.8	1.4
[3] Restructuring-related adjustments	—	(0.4)
[4] Acquisition-related costs	15.0	—
[5] Purchase accounting cost of products sold	2.2	—
Adjusted EBITDA (Non-GAAP Measure)	$104.5	$109.8

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$29.1	$59.7
[1] Separation costs	—	0.1
[2] Restructuring charges	7.8	1.4
[3] Restructuring-related adjustments	—	(0.4)
[4] Acquisition-related costs	15.0	—
[5] Purchase accounting cost of products sold	2.2	—
[7] Amortization expense	6.3	3.6
[8] Income tax impact of adjustments	(7.8)	(1.2)
Adjusted Net Income (Non-GAAP Measure)	$52.6	$63.2

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.22	$0.46
Impact of adjustments	$0.18	$0.03
Adjusted Diluted EPS (Non-GAAP Measure)	$0.40	$0.49

Weighted average diluted shares outstanding	130.8	130.3

4. Profit Margins
Net Sales (GAAP)	$718.1	$677.3
Net Income Margin % (GAAP)	4.1%	8.8%
Adjusted Net Income Margin % (Non-GAAP Measure)	7.3%	9.3%
Adjusted EBITDA Margin % (Non-GAAP Measure)	14.6%	16.2%

SUPPLEMENTAL INFORMATION - Year-to-date
(Unaudited)

	39 Weeks Ended
	September 29,	September 24,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2024	2023
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net income (GAAP)	$111.9	$145.9
Interest expense	54.7	49.9
Income tax expense	36.6	49.6
Depreciation expense	39.5	34.9
Amortization expense	13.7	11.6
EBITDA (Non-GAAP Measure)	$256.4	$291.9
[1] Separation costs	—	2.3
[2] Restructuring charges	11.0	4.1
[3] Restructuring-related adjustments	—	(0.7)
[4] Acquisition-related costs	19.4	—
[5] Purchase accounting cost of products sold	2.2	—
Adjusted EBITDA (Non-GAAP Measure)	$289.0	$297.6

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$111.9	$145.9
[1] Separation costs	—	2.3
[2] Restructuring charges	11.0	4.1
[3] Restructuring-related adjustments	—	(0.7)
[4] Acquisition-related costs	19.4	—
[5] Purchase accounting cost of products sold	2.2	—
[6] Non-recurring components of interest expense	6.5	—
[7] Amortization expense	13.7	11.6
[8] Income tax impact of adjustments	(13.2)	(4.3)
Adjusted Net Income (Non-GAAP Measure)	$151.5	$158.9

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.86	$1.12
Impact of adjustments	$0.30	$0.10
Adjusted Diluted EPS (Non-GAAP Measure)	$1.16	$1.22

Weighted average diluted shares outstanding	130.8	129.9

4. Profit Margins
Net Sales (GAAP)	$2,032.7	$2,049.1
Net Income Margin % (GAAP)	5.5%	7.1%
Adjusted Net Income Margin % (Non-GAAP Measure)	7.5%	7.8%
Adjusted EBITDA Margin % (Non-GAAP Measure)	14.2%	14.5%

TICK LEGEND:

[1] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

[2] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented are mainly comprised of workforce reduction costs and other costs to maintain facilities that have been closed, but not yet sold.

[3] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines, and gains/losses on the sale of facilities closed as a result of restructuring actions. Restructuring-related adjustments are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods. The restructuring-related adjustments in fiscal 2023 are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods.

[4] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation, and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs in fiscal 2024 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024, and are comprised primarily of professional fees.

[5] Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of Supreme Cabinetry Brands, Inc. All inventory obtained was sold in the third quarter of 2024.

[6] Non-recurring components of interest expense are one-time costs associated with the refinancing of debt facilities and usage of temporary debt facilities. The non-recurring components of interest expense were incurred in the second quarter of fiscal 2024 related primarily to non-recurring write-offs of deferred financing costs resulting from the debt restructuring transaction. These charges are classified as interest expense within the Condensed Consolidated Statements of Income and are not indicative of the Company’s ongoing operating performance.

[7] Beginning in the second quarter of fiscal 2024 reporting, management began adding back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations. Prior period information has been recast to reflect the updated presentation.

[8] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [7] above reflect tax effects based upon an estimated annual effective income tax rate of 25.0 percent, inclusive of recurring permanent differences and the net effect of state income taxes and excluding the impact of discrete income tax items. Discrete items are recorded in the relevant period identified and include, but are not limited to, changes in judgment or estimates of uncertain tax positions related to prior periods, return-to-provision adjustments, the tax effect of relevant stock-based compensation items, certain changes in the valuation allowance for the realizability of deferred tax assets, or enacted changes in tax law. Management believes this approach assists investors in understanding the income tax provision and the estimated annual effective income tax rate related to ongoing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 29,	September 24,
(U.S. Dollars presented in millions)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$108.4	$122.5
Accounts receivable, net	216.1	233.6
Inventories	299.4	269.4
Other current assets	63.0	58.5
TOTAL CURRENT ASSETS	686.9	684.0
Property, plant and equipment, net	456.7	341.5
Operating lease right-of-use assets, net	71.3	61.6
Goodwill	1,129.4	924.6
Other intangible assets, net	577.9	338.5
Other assets	38.0	28.1
TOTAL ASSETS	$2,960.2	$2,378.3
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$175.3	$179.7
Current portion of long-term debt	—	8.2
Current operating lease liabilities	16.8	15.4
Other current liabilities	186.3	164.6
TOTAL CURRENT LIABILITIES	378.4	367.9
Long-term debt	1,062.3	699.3
Deferred income taxes	154.0	84.2
Pension and other postretirement plan liabilities	7.5	12.1
Operating lease liabilities	56.7	48.4
Other non-current liabilities	13.7	9.9
TOTAL LIABILITIES	1,672.6	1,221.8
Stockholders' equity	1,287.6	1,156.5
TOTAL EQUITY	1,287.6	1,156.5
TOTAL LIABILITIES AND EQUITY	$2,960.2	$2,378.3

Reconciliation of Net Debt
Current portion of long-term debt	$—	$8.2
Long-term debt	1,062.3	699.3
Less: Cash and cash equivalents	(108.4)	(122.5)
Net Debt	$953.9	$585.0
Adjusted EBITDA for Prior Fiscal Year	383.4	411.4
Less: Adjusted EBITDA for 39 weeks ended September 24, 2023	(297.6)	(313.6)
Plus: Adjusted EBITDA for 39 weeks ended September 29, 2024	289.0	297.6
Adjusted EBITDA (trailing twelve months)	$374.8	$395.4
Net Debt to Adjusted EBITDA	2.5x	1.5x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	39 Weeks Ended
	September 29,	September 24,
(U.S. Dollars presented in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$111.9	$145.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39.5	34.9
Amortization of intangibles	13.7	11.6
Restructuring charges, net of cash payments	4.3	(13.9)
Write-off and amortization of finance fees	8.2	1.7
Stock-based compensation	16.8	13.2
Changes in operating assets and liabilities:
Accounts receivable	(2.3)	60.1
Inventories	(32.5)	103.9
Other current assets	(1.8)	6.9
Accounts payable	18.0	(42.8)
Accrued expenses and other current liabilities	(3.5)	9.2
Other items	4.6	5.8
NET CASH PROVIDED BY OPERATING ACTIVITIES	176.9	336.5
INVESTING ACTIVITIES
Capital expenditures	(34.6)	(21.4)
Proceeds from the disposition of assets	8.4	0.3
Acquisition of business, net of cash acquired	(515.7)	—
NET CASH USED IN INVESTING ACTIVITIES	(541.9)	(21.1)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	1,130.0	55.0
Repayments of long-term and short-term debt	(767.5)	(327.5)
Payment of financing fees	(17.8)	—
Repurchase of common stock	(6.5)	(15.6)
Payments of employee taxes withheld from share-based awards	(5.3)	(3.0)
Other items	(1.6)	(1.0)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	331.3	(292.1)
Effect of foreign exchange rate changes on cash and cash equivalents	(5.6)	(1.9)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$(39.3)	$21.4
Cash, cash equivalents, and restricted cash at beginning of period	$148.7	$101.1
Cash, cash equivalents, and restricted cash at end of period	$109.4	$122.5

Cash and cash equivalents	$108.4	$122.5
Restricted cash included in other assets	1.0	—
Total cash, cash equivalents and restricted cash	$109.4	$122.5

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$176.9	$336.5
Less: Capital expenditures	(34.6)	(21.4)
Free cash flow	$142.3	$315.1